McClatchy Reports First Quarter 2019 Results

- Increased digital-only subscribers to 179,100, up 59.6% from Q1 2018

- Achieved the twelfth consecutive quarter of growth in digital only-subscriptions

- Reported the second consecutive quarter of improving trend in Adjusted EBITDA, excluding the impact for real estate sales

- Redeemed $4.6 million of 9% 2026 Notes at par on April 5, 2019

- Asset sales in the second quarter expected to reduce first lien debt by approximately $32 million

SACRAMENTO, Calif., May 9, 2019 /PRNewswire/ -- McClatchy (NYSE American-MNI) today reported a net loss in the first quarter of 2019 of $42.0 million, or $5.34 per share. In the first quarter of 2018, McClatchy reported net loss of $38.9 million, or $5.04 per share.

The trend in adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the impact of real estate gains recorded in the first quarter of 2018, improved sequentially to down 5.7% from the down 8.2% rate in the fourth quarter of 2018 and was the company's best performance in this key metric in three years. Adjusted EBITDA was $16.4 million in the first quarter of 2019.

"The first quarter adjusted EBITDA marks the second consecutive quarter of improving trends in operating results," said Craig Forman, McClatchy's President and CEO. "This reflects our discipline in controlling costs while we make strategic investments in our digital transformation."

The first quarter of 2019 marks the company's twelfth consecutive quarter of growth in digital subscriptions, and the most significant year-over-year growth in that time. When coupled with the company's combination print/digital subscriptions, where customers have activated their digital products, total paid digital customer relationships were at 474,400 at the end of the first quarter of 2019, up 34% from 353,900 a year earlier.

"Our focus on paid digital subscriber growth is a key performance measure in our continuing digital transformation and a contributor to improving our audience revenue trend this quarter," said Forman. "We have tightened our paywalls, improved our ability to convert viewers to paid subscribers and sharpened our targeting for our digital products. As a result, we achieved nearly 60% growth in digital-only subscriptions, reaching 179,100 at the end of the first quarter of 2019."

Forman added, "We continue to be strategic and resolved in taking costs out of the business while making key investments to boost revenue generation. During the quarter we invested in our digital advertising team, adding new leaders to our functional organization structure with a dedicated focus on our customers to drive digital revenue and create new efficiencies.

"We are excited by the improvements we are seeing in our business and we remain firm in our commitment to independent local journalism in the public interest. In this regard we had a very strong quarter capped by award-winning reporting and commentary in our markets from Kansas City to Miami to the Carolinas and California."

First Quarter Results

Total revenues in the first quarter of 2019 were $180.3 million, down 9.3% compared to the first quarter of 2018, unchanged from the decline reported for the full-year 2018, and is an improvement from the 10.1% decline reported in the first quarter of 2018.

Total advertising revenues were $85.2 million, down 14.7% in the first quarter of 2019 compared to the first quarter of 2018. The rate of decline in total advertising revenue improved by 200 basis points compared to the first quarter of 2018 reported decline of 16.7%.

Total digital and digital-only advertising revenues surpassed print newspaper advertising revenues in the first quarter of 2019. Digital-only advertising revenues in the first quarter of 2019 were down 5.2% and total digital advertising revenues were down 5.8% over the same period in 2018. The decline in digital-only advertising reflected lower audience traffic compared to the first quarter of 2018, the result of a softer news cycle generating fewer page views compared to last year, a strategic tightening of website paywalls that accelerated paid digital subscriptions and, to a lesser extent, a change in algorithms by a large platform company in the last half of 2018 that impacted McClatchy and the rest of the industry.

Direct marketing advertising revenues declined 26.1% in the first quarter of 2019 compared to the first quarter of 2018.

Audience revenues were $83.1 million, down 3.7% in the first quarter of 2019 compared to a decline of 5.6% in the same period in 2018 versus 2017. The rate of decline in the first quarter of 2019 is also a sequential improvement to both the fourth quarter and full-year 2018 trends. Audience revenues accounted for a record 46.1% of total revenues in the first quarter of 2019.

Digital audience revenues were up 9.4% for the first quarter of 2019 compared to the same period last year. The company reported growth of 34%, to 474,400, of total digital subscribers, defined as digital-only subscribers and digital subscriptions activated by combined print/digital customers, compared to the first quarter of 2018. Digital-only audience revenues associated with digital-only subscriptions were up 50.4% and the number of digital-only subscribers ended the quarter at 179,100, representing an increase of 59.6% from the first quarter of 2018. Digital-only subscriptions have grown for twelve consecutive quarters, with growth of 15.2% in the first quarter 2019 compared to the fourth quarter of 2018.

Average monthly total unique visitors to the company's online products were 58.0 million in the first quarter of 2019.

Results in the first quarter of 2019 included the following items:

  Non-cash charge to the company's tax provision;
  Non-cash incremental pension costs related to the voluntary early retirement incentive program;
  Severance charges;
  Costs related to re-organizing operations;
  Non-cash impairment charge on real estate held for sale; and
  Accelerated depreciation and other miscellaneous costs.

Adjusted net loss, which excludes the items above, was $21.5 million compared to adjusted net loss of $18.0 million in the first quarter of 2018.

Operating expenses were down 7.0%, while adjusted operating expenses were down 8.1%. Excluding the impact of real estate gains offsetting expenses in the first quarter of 2018, operating expenses were down 8.4% and adjusted operating expenses were down 9.7%.

Adjusted EBITDA was $16.4 million in the first quarter of 2019, down 5.7% when excluding real estate gains from the first quarter of 2018 and were down 19.9% with gains on real estate sales included in the 2018 results. (A discussion of our non-GAAP measures and the reconciliation to the comparable GAAP measures are provided below.)

Other First Quarter Business and Recent Highlights

Real Estate Activity:
On April 26, 2019 the company completed the sale of a small distribution center in Miami, FL. and expects to complete another sale of real property that will allow it to reduce first lien debt by approximately $32 million by the end of the second quarter of 2019.

Debt and Liquidity:
As of March 31, 2019, the company's principal debt outstanding was $745.1 million. The company finished the quarter with $17.4 million in cash, resulting in net debt of $727.7 million. On March 20, 2019, the company, through a partial redemption, called $4.6 million of its 9.0% senior secured notes due 2026 at par in accordance with its mandatory excess cash flow redemption. The redemption was finalized on April 5, 2019, subsequent to the end of the first quarter. Proforma for the second quarter subsequent redemptions, principal debt outstanding would be approximately $708 million.

As of the end of the first quarter the company had $42.2 million of total borrowing capacity under its Asset Backed Loan (ABL) Credit Facility, and no amounts were outstanding under the ABL.

As a result of the early retirement incentive program the company remeasured its pension plan assets and obligations as of March 22, 2019. As a result, the unfunded pension obligation improved nearly $13 million, from $548.2 million at the end of fiscal 2018 to $535.3 million at the end of the first quarter of 2019.

Journalism Highlights:
McClatchy newsrooms across our 30 markets continued to produce extraordinary local journalism. Two newsrooms were finalists in this year's coveted Pulitzer Prize: the Miami Herald was cited for it work on 'Dirty Gold, Clean Cash', and The Kansas City Star's Melinda Henneberger was recognized for her opinion writing. Julie K. Brown's investigative series, "Perversion of Justice" for the Miami Herald, won prestigious journalism awards -- a George Polk Award, the Anthony Shadid Award for Journalism Ethics and a Hillman Prize from the Sidney Hillman Foundation. And McClatchy honored the accomplishments of ten of its newsrooms in its annual President's Awards, which celebrates the work of journalists who focused on local accountability journalism that safeguarded the most vulnerable in their communities and led to needed reforms.

Outlook

In full-year 2019 management expects to see growth in total digital revenues, which include both advertising and audience digital revenues. Digital subscribers are expected to continue to grow and largely offset continuing declines in print circulation, resulting in low single-digit total audience revenue declines for the full-year 2019.

Management expects digital-only advertising to improve in the second half of the year and total digital and digital-only advertising revenues to surpass newspaper print advertising in each quarter and for the full-year 2019 as print advertising becomes a smaller percent of total revenues. While product offerings and collaboration efforts in digital advertising have steadily grown, management will continue to adjust news and advertising content, paywall strategies and our advertising and audience revenue mix as we pursue the best experience for our digital customers.

Management plans to be persistent in reducing GAAP and adjusted operating expenses and will continue to monitor costs over the next three quarters to align expense and revenue performance, while making additional investments in our news and sales organization.

Management is restructuring and further consolidating functions within its advertising division and expects the changes to result in savings in the mid-to-high single digit millions of dollars in 2019. Management also expects its realignment to improve revenue generation. As previously reported, management completed a voluntary early retirement incentive program that was implemented in the first quarter and is expected to result in savings of approximately $12 million in 2019.

Proceeds from asset sales and free cash flow are expected to be used to reduce debt and debt service costs throughout 2019.

The company's consolidated statistical reports, which summarize actual revenue performance for the first quarter, is attached.

Non-GAAP Operating Performance Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP operating performance measures such as adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), and adjusted operating expenses. Adjusted EBITDA is defined as net income (loss) plus interest, taxes, depreciation and amortization, non-operating income and expenses, severance charges associated with changes in our operations, equity income (loss) in unconsolidated companies, net, non-cash stock compensation expense, non-cash and non-operating pension costs, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by total net revenues. Adjusted net income (loss) is defined as net income (loss) excluding amounts for other asset impairments, impairment charges related to equity investments, gain (loss) on extinguishment of debt, severance charges, accelerated depreciation on equipment, reversal of interest on tax items and certain discrete tax items, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. The tax impact of these non-GAAP adjustments is calculated using the federal statutory rate plus the net state rates for the jurisdictions in which the subsidiaries file tax returns. Adjusted operating expenses are defined as operating expenses less non-cash charges, charges not directly related to operations, and unique or non-recurring transactions. These non-GAAP operating performance measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, including the corresponding GAAP measures, provide useful information to investors by offering supplemental information that enables investors to:

  make more meaningful period-to-period comparisons of the company's ongoing operating results. Management believes variances in the excluded line items are not reflective of the underlying business operations of the company or trends in the company's markets or industry;
  better identify trends in the company's underlying business;
  better understand how management plans and measures the company's underlying business;
  more easily compare operating results to those of our peers; and
  more directly compare the company's operating results against investor and analyst financial models.

The company's new indenture, term loan agreement, and ABL credit agreement, include a similar definition of consolidated EBITDA and consolidated net income, which retains the impact of a gain or loss on an asset sale in the operating results of the company. The company had previously excluded all asset sale results from non-GAAP adjusted EBITDA and adjusted net income in its previously reported earnings releases. However, given that sales of real properties have become ongoing and recurring events, and to maintain consistency in the presentation of non-GAAP operating results, the company believes that reporting the company's Non-GAAP adjusted EBITDA in line with that reported to bondholders and creditors is a more accurate and consistent representation of non-GAAP results in any given quarter. Accordingly, operating and non-operating costs have been recast to conform to this presentation for prior periods included in our comparative schedules and references in this press release.

These non-GAAP operating performance measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. Also, McClatchy's non-GAAP operating performance measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information

At noon Eastern time today, McClatchy will review its results in a conference call (833-255-2826, please request to be connected to the McClatchy first quarter earnings call) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

McClatchy operates 30 media companies in 14 states, providing each of its communities with strong independent local journalism in the public interest and advertising services in a wide array of digital and print formats. McClatchy publishes iconic local brands including the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the Fort Worth Star-Telegram. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange American under the symbol MNI. #ReadLocal

Additional Information

Statements in this press release regarding future financial and operating results, including our strategies for success and their effects, our real estate monetization efforts and the repurchase of outstanding notes, revenues, and management's efforts with respect to cost reduction efforts and efficiencies, cash expenses, revenues, adjusted EBITDA, debt levels, interest costs and creation of shareholder and investor value as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, investments, plans or prospects constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt; we may not be successful in reducing debt whether through open market repurchase programs or other negotiated transactions; sales of real estate properties may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; potential increases in contributions to McClatchy's qualified defined benefit pension plan in the next several years; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks listed in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended December 30, 2018. Except as required by law, McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE MCCLATCHY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In thousands, except per share amounts)

	Quarter Ended
	March 31	April 1
	2019	2018
REVENUES - NET:
Advertising	$ 85,195	$ 99,887
Audience	83,112	86,278
Other	12,017	12,693
	180,324	198,858
OPERATING EXPENSES:
Compensation	69,435	79,212
Newsprint, supplements and printing expenses	11,696	13,659
Depreciation and amortization	17,518	19,233
Other operating expenses	88,204	89,649
Other asset write-downs	739	59
	187,592	201,812

OPERATING LOSS	(7,268)	(2,954)

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(20,044)	(18,896)
Equity loss in unconsolidated companies, net	(629)	(1,268)
Loss on extinguishment of debt, net	-	(5,349)
Retirement benefit expense	(10,727)	(2,778)
Other - net	150	176
	(31,250)	(28,115)

Loss before income taxes	(38,518)	(31,069)
Income tax provision	3,438	7,872
NET LOSS	$ (41,956)	$ (38,941)

Net loss per common share:
Basic	$ (5.34)	$ (5.04)
Diluted	$ (5.34)	$ (5.04)

Weighted average number of common shares used
to calculate basic and diluted earnings per share:
Basic	7,858	7,721
Diluted	7,858	7,721

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Net Loss to Adjusted EBITDA

	Quarters Ended
	March 31,	April 1,
	2019	2018

NET LOSS	$ (41,956)	$ (38,941)

Income tax provision (benefit)	3,438	7,872
Interest expense	20,044	18,896
Depreciation and amortization	17,518	19,233

EBITDA	(956)	7,060

Severance charges	1,922	2,693
Non-cash stock compensation	663	740
Non-cash and non-operating retirement benefit expense	10,727	2,778
Equity loss in unconsolidated companies, net	629	1,268
Other asset impairment charges	739	59
Other operating costs, net (1)	2,851	743
Other non-operating, net	(135)	5,173
Adjusted EBITDA	$ 16,440	$ 20,514

Adjusted EBITDA Margin	9.1%	10.3%

EBITDA ADJUSTED FOR REAL ESTATE ACTIVITY	$ 16,440	$ 17,439

(1) Other operating costs, net, includes: Relocation charges; limited technology conversion costs; costs associated with reorganizing operations; trust related litigations, and operating costs associated with the voluntary early retirement program. See the text of the press release for the detailed gross contribution of each category.

Reconciliation of Net Loss to Adjusted Net Loss

NET LOSS	$ (41,956)	$ (38,941)

Add back certain items:
Loss on extinguishment of debt, net	-	5,349
Other asset impairment charges	739	59
Severance charges	1,922	2,693
Voluntary early retirement plan	6,850	-
Accelerated depreciation and other miscellaneous charges	106	-
Other operating costs, net	2,851	743
Certain discrete tax items	9,181	14,251
Less: Tax effect of adjustments	(1,201)	(2,138)
Adjusted net loss (2)	$ (21,508)	$ (17,984)

(2) The tax impact of these non-GAAP adjustments for 2019 and 2018 are calculated using the federal statutory rate of 21% plus the net state rate for the jurisdictions in which the subsidiaries file tax returns and ranges from
2.1% to 10.0%.

Reconciliation of Operating Expenses to Adjusted Operating Expenses

OPERATING EXPENSES:	$ 187,592	$ 201,812
Add back:
Depreciation and amortization	17,518	19,233
Other asset impairment charges	739	59
Severance charges and non-cash stock compensation	2,585	3,433
Other operating costs, net	2,851	743
Adjusted operating expenses	$ 163,899	$ 178,344

OPEX ADJUSTED FOR REAL ESTATE ACTIVITY	$ 187,592	$ 204,887

ADJUSTED OPEX ADJUSTED FOR REAL ESTATE ACTIVITY	$ 163,899	$ 181,419

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 1
	Combined			Print			Digital

Revenues - Net:	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change
Advertising
Retail	$40,255	$44,330	-9.2%	$19,124	$23,973	-20.2%	$21,131	$20,357	3.8%
National	8,158	9,757	-16.4%	2,538	2,589	-2.0%	5,620	7,168	-21.6%
Classified	23,327	27,564	-15.4%	9,531	12,063	-21.0%	13,796	15,501	-11.0%
Direct Marketing	13,439	18,184	-26.1%	13,439	18,184	-26.1%
Other Advertising	16	52	-69.2%	16	52	-69.2%
Total Advertising	$85,195	$99,887	-14.7%	$44,648	$56,861	-21.5%	$40,547	$43,026	-5.8%

Memo: Digital-only Advertising							$34,433	$36,305	-5.2%

Audience	83,112	86,278	-3.7%	55,283	60,838	-9.1%	27,829	25,440	9.4%
Other	12,017	12,693	-5.3%
Total Revenues	$180,324	$198,858	-9.3%

Advertising Statistics for Dailies:
Full Run ROP Linage				2,138.7	2,081.9	2.7%

Millions of Preprints Distributed				296.8	335.5	-11.5%

Audience:
Daily Average Total Circulation*				1,137.7	1,242.5	-8.4%
Sunday Average Total Circulation*				1,620.4	1,866.8	-13.2%
Average Monthly Unique Visitors							57,963.8	78,170.1	-25.8%
Digital Subscriptions							179.1	112.2	59.6%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in the period. Does not reflect AAM reported figures.

CONTACT: Stephanie Zarate, Investor Relations Manager, 916-321-1931, szarate@mcclatchy.com